COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”) is made and entered into as of January 22, 2006, by and among Harbin OT Pharmaceutical Co., Limited (“HOPC”), a company incorporated under the laws of Samoa, Asia Biotechnology Group Inc. (“ABG”), a company incorporated under the laws of British Virgin Islands, and Harbin OT Pharmaceutical Co., Ltd. (“OT”), a company incorporated under the laws of People’s Republic of China (“PRC”).

Each of the parties above may hereinafter be referred to as a “Party” or collectively referred to as the “Parties”.

WHEREAS

HOPC entered into a Know-how License Agreement (the “License Agreement”) on January 22, 2006 with Mr. Lei Zhu (“Zhu”), a Chinese citizen and the owner of the Know-how. In accordance with the Know-How License Agreement, HOPC acquired a non-exclusive license to use the Know-how (the “Non-exclusive License Right”);

In accordance with Article 4 of the Know-how License Agreement, HOPC may sublicense its Non-exclusive License Right to a Chinese entity under the Know-how License Agreement with the written consent of Zhu;

OT is the manufacturer of gynecological diseases treatment in China;

ABG is the controlling shareholder of OT and owns 60% equity interest of OT;

ABG and OT wish to manufacture products with the benefit of the Know-how.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

Article 1. Definitions

1.1	Know-how: the reports, processes, recipes, formulae, designs, drawings and technical information with regard to the gynecological diseases treatment set out in Attachment1 to this Agreement.

1.2	Know-how Products: any pharmaceutical products which is manufactured with the benefit of the Know How.

1.3	Licensed Area: People’s Republic of China.

Article 2. Scope of Cooperation

The cooperation contemplated herein includes the following contents:

(a)	A non-exclusive and non-transferable license granted by HOPC to OT to use the Know-how hereof;

(b)	Certain services and facilities to be provided by OT in connection with the manufacturing of Know-how Products.

Article 3. Obligations of HOPC

3.1
Grant of License. Upon the terms and conditions hereinafter set forth, HOPC hereby grants to OT and OT hereby accepts a non-exclusive and non-transferable sublicense to use the Know-how in the Licensed Area.

3.2
Scope. The Know-how hereby granted extends only to use in the Licensed Area. OT and ABG guarantee that the Know-how will not be used in any places other than in the Licensed Area or in any form other than permitted by HOPC. HOPC undertakes that it will not make, or authorize any use, direct or indirect, of the Know-how by any other means, except as set forth in this Agreement.

3.3	Territory. The Know-How License hereby granted extends only to the Licensed Area. ABG and OT agree that it will not make, or authorize any use, direct or indirect of the Know-how in any other area.

3.4
No Assignment or Sublicense by the Licensee. The Know-how License and all the rights and duties under this Clause 3.1 are assigned to OT only. OT agrees that it will not assign, sublicense, lease, pledge, encumber or in any other way transfer the rights or benefits of the Know-how License granted hereby or any portion of the rights included therein to any third party without the prior written consent of HOPC.

Article 4. Obligations of ABG and OT

4.1
Scope. Upon the terms and conditions hereinafter set forth, HOPC hereby appoints OT, and OT hereby accepts, to act as the manufacturer of the Know-how Products in Licensed Area including but not limited to:

(a)	OT shall provide a production line and all necessary raw materials in connection with the manufacture of the Know-how Products.

(b)	OT shall form a working group ("Working Group") to prepare studies related to the development of the Know-how Products; The working Group shall consist of certain technology and management personnel.

(c)	OT shall maintain the manufacturing of the Know-how Products, including the maintenance, development and upgrading of the production line and other related facilities.

(d)	Other operational technical services agreed upon by the Parties.

4.2
Exclusivity. OT shall not appoint any other third parties to provide manufacturing services to HOPC in connection with the manufacturing of the Know-how Product without the prior written consent of HOPC.

4.3	Specific Agreements. Both Parties agree to enter into any separate manufacturing agreements, if necessary, during the term of this Agreement.

Article 5. Distribution of Profits and Liabilities

5.1	The parties have agreed that each of HOPC and OT shall be distributed 50% of the profits generated from the Know-how Products respectively.

5.2	All payments to be made by the manufacturing of Know-how Product shall be collected by OT directly.

Article 6. Representations and Warranties

6.1	HOPC hereby represents and warrants to ABG and OT that:

(a)	HOPC is a company duly established and validly existing under the laws of Samoa;

(b)	HOPC has full right, power, authority and capacity and all third party and governmental consents and approvals necessary to execute, deliver and perform this Agreement;

(c)	This Agreement upon execution shall immediately constitute a lawful, valid and binding agreement with the force of enforcement according to the terms of this Agreement.

(d)	Execution and performance of this Agreement by HOPC will not violate any other agreements to which it is a party or subject.

6.2	ABG and OT hereby represent and warrant to HOPC that:

(a)	ABG is a company duly incorporated under the laws of British Virgin Islands and OT is a company duly established and validly existing under the laws of China;

(b)	Each of ABG and OT has full right, power, authority and capacity and all third party and governmental consents and approvals necessary to execute, deliver and perform this Agreement;

(c)	This Agreement upon execution shall immediately constitute a lawful, valid and binding agreement with the force of enforcement according to the terms of this Agreement.

(d)	Execution and performance of this Agreement by each of ABG and OT will not violate any other agreements to which it is a party or subject.

Article 7. Undertakings of ABG and OT

7.1	ABG will use its best efforts to cause OT to comply with all obligations of this Agreement.

7.2	During the term of this Agreement, OT shall lawfully maintain its License and shall not violate Chinese laws or regulations in any way to impair its operation.

Article 8. Intellectual Property and Confidentiality

8.1
HOPC shall have title and interests to any and all the intellectual property rights arising from the performance of this Agreement, whether developed by OT, including without limitation, trademarks, copyrights, patent rights, know-how, commercial secrets and other rights.

8.2
OT agrees that it will not during the term of this Agreement, or thereafter, attack any rights of HOPC in and to the Know-how or challenge the validity of the licenses contemplated herein or otherwise take or fail to take any action that, in the opinion of HOPC, impairs such title, rights or licenses.

8.3
OT agrees that the Know-how shall be used only in accordance with this Agreement and it shall not use the same in any way which, in the opinion of HOPC, is deceptive, misleading or in any way damages such Know-how or the reputation of HOPC.

8.4
OT shall bear reasonable and appropriate responsibilities to keep as confidential any and all information of HOPC either marked “confidential” or which OT ought reasonably to believe is confidential (“Confidential Information”). The Confidential Information shall include, without limitation, information relating to the business, financial position, plans, intellectual property rights or proposals of HOPC. Without the prior written consent by HOPC, OT shall not disclose, deliver, assign or transfer any Confidential Information to any third parties. Upon the termination or expiration of this Agreement, OT shall return or destroy any and all the documents, materials or software with Confidential Information to HOPC upon HOPC’s request and delete all of such Confidential Information from any electronic devices of OT, and cease to use them.

8.5	The Parties agree that this Article 8 will continue to be in effect whether this Agreement has been amended, rescinded or terminated.

Article 9. Term

9.1	This Agreement shall become effective as of the Effective Date and the term of this Agreement shall be 5 years unless earlier terminated as set forth below.

9.2
This Agreement shall be automatically renewed for another 5 years whenever this Agreement expires (including the expiry of any extension of this Agreement), provided, however, that this Agreement shall terminate according to Article 10 of this Agreement.

Article 10. Termination

10.1
Without prejudice to any legal or other rights or remedies of the Party who advances the termination of this Agreement, any Party has the right to terminate this Agreement immediately with written notice to the other Party in the event that the other Party materially breaches this Agreement and fails to cure its breach within 30 days from the date it receives written notice of its breach from the non-breaching Party.

10.2	During the term of this Agreement, HOPC shall have the right to terminate part or total of this Agreement, in its sole discretion, on three months’ prior notice to OT.

10.3
Upon and after the expiration or termination of the Know-how License, all rights granted to OT hereunder, shall forthwith revert to HOPC and OT shall refrain from any further use of the Know-how, either direct or indirect, in the name of OT.

Article 11. Dispute Resolution

Any disputes between the Parties arising out of or in connection with this Agreement shall be settled through friendly consultation. If the dispute can not be resolved within 30 days after the written notice requiring for consultation from one Party to the other, then either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration according to its then valid arbitration rules. The arbitration shall be conducted in Beijing in the English language. Each party shall have the opportunity to appoint an arbitrator and the parties shall jointly appoint a Chairman. If the parties cannot agree on the appointment of a chairman the matter will be referred to CIETAC for resolution. The arbitration award shall be final and binding upon the Parties.

Article 12. Applicable Laws

The execution, validity, interpretation and performance of this Agreement shall be governed by the laws of China.

Article 13. Severability

If any provision of this Agreement is held to be invalid or unenforceable according to relevant laws, all other provisions shall nevertheless continue in full force and effect. In such case, the Parties agree to replace the invalid or unenforceable provision by a legally admissible provision which, in its economic effect, shall be a reasonable substitute for such invalid or unenforceable provision in the light of the Parties’ intent.

Article 14. Amendment and Supplement

The Parties may amend or supplement this Agreement by way of reaching a written agreement. Agreements concerning the amendment or supplement of this Agreement shall constitute a part of this Agreement and with the same force of this Agreement.

Article 15. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

Article 16. Headings

Headings are for the convenience of reference only and shall not control the construction or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first set forth above.

Harbin OT Pharmaceutical Co., Limited (Samoa)
Signature: /s/ Zhu Lei
Name: Zhu Lei
Title: Director

Asia Biotechnology Group Inc.
Signature: /s/Wang Wensheng
Name: Wang Wensheng,
On behalf of Far Grand Investments Limited Title: Director

Harbin OT Pharmaceutical Co., Ltd. (China)
Signature /s/ Qiu Xueliang
Name: Qiu Xueliang
Title: President